EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SEPTEMBER 9, 2022

Set forth below is a Management’s Discussion and Analysis of the Financial Condition and Results of Operations (“MD&A”) of Catheter Precision, Inc., a Delaware corporation (“Catheter” or, for the purposes of this MD&A, the “Company”), which has been prepared as of the date set forth above in connection with a proposed merger (the “Merger”) with Ra Medical Systems, Inc. (“Ra”) and a Form 8-K regarding the Merger filed by Ra on or about the date hereof (the “Form 8-K”). This MD&A is intended to be read in conjunction with the Form 8-K and the other exhibits thereto, which include further information about the Merger, a summary description of Catheter’s business, risk factors related to Catheter’s business and the Merger, historical financial statements of Catheter, and pro forma financial statements reflecting the proposed Merger.  This MD&A should also be read in conjunction with Ra’s other past and future SEC filings, including its proxy statement related to the Merger when it becomes available and, to the extent relevant, registration statements filed under the Securities Act of 1933.  Catheter stockholders should read this summary in conjunction with the Joint Private Placement Memorandum and Information Statement to be distributed by the two companies jointly in connection with the Merger.  This MD&A contains forward-looking statements that involve risks and uncertainties. See “CAUTION REGARDING FORWARD LOOKING STATEMENTS” in the Form 8-K, and the risk factors filed with the Form 8-K, for further information regarding the considerations which cause actual results to vary from the forward looking statements contained herein.  This MD&A speaks as of the date set forth above, and you should assume that the information set forth below is accurate only as of such date.

Impact of COVID-19

COVID-19 has adversely affected Catheter’s financial condition and results of operations. The impact of the COVID-19 outbreak on businesses and the economy in the United States is expected to continue to be significant. The extent to which the COVID-19 outbreak will continue to impact businesses and the economy is highly uncertain. Accordingly, Catheter cannot predict the extent to which its financial condition and results of operation will be affected.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining regulations which severely limit the ability of people to move and travel.

In addition, Catheter is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world and the extent of any resurgences of the virus or emergence of new variants of the virus, such as the Delta variant and the Omicron variant, will impact the stability of economic recovery and growth. Catheter may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business.

Overview

Catheter’s primary customers are hospitals providing cardiac electrophysiology lab procedures.  Catheter believes there are 2,000 - 3,000 EP labs in the US and a similar number of labs outside of the US performing approximately 600,000 ablation procedures annually.

Currently, ventricular ablations are underserved and there are approximately 80,000 procedures annually. Due to growth drivers, such as an aging population and technological advancements in this space, this number is expected to continue to grow.

Catheter’s business model involves the one-time sale of the VIVO software on a laptop to hospitals as a capital purchase followed by the sale of Catheter’s single-use disposable patches for use in creating the 3D image. Following the initial software sale, Catheter provides customer support through training and sales of Catheter’s single-use disposable, the VIVO positioning patches. The use of the positioning patches represents opportunity for recurring revenue for each procedure using the VIVO System. Catheter also sells service contracts providing various levels of ongoing product service, support and training.  Additionally, Catheter hopes to generate future revenue through upgrades and enhancements, with future generations of software.

Product Evaluations, Purchasing and Training

Before purchase, most customers choose to evaluate VIVO to learn how it works and ensure that it provides value to their practice. A product evaluation is free of charge for five patients, utilizes designated evaluation units and is supported by a clinical specialist. In general, the evaluation is completed no more than 8 weeks after the first procedure, but the goal is to complete the evaluation process in a shorter time frame.  During the evaluation procedures, a VIVO clinical specialist assists the hospitals in obtaining properly formatted imaging (CT or MRI) from the radiation department and conducting training for the staff. The staff are taught how to upload CT or MRI, take a 3D image, and upload the 12 lead ECG recording into the VIVO System. The clinical specialist is on site to aide in the creation of a model of the patient heart and torso. At the end of the evaluation, case summaries are compiled and presented to the physician.

Upon receipt of a purchase order for a VIVO system, a clinical specialist will return to the hospital and conduct additional training. There are no significant installation activities for the VIVO System. The goal of training is to ensure that the hospital staff can upload data into VIVO.  Catheter’s staff can login remotely to the VIVO system and provide continued support in creating the heart and torso model.

Corporate Growth Strategy

Our goal is to establish VIVO as an integral tool used by cardiac electrophysiologists during ablation treatment of ventricular arrhythmias by reducing procedure time and patient complications and increasing procedural success.

In today’s healthcare environment, the process for new technologies to be adopted and penetrate market share has become more complex, with the need to win over multiple stakeholders within clinical, administrative and support teams in hospitals, and increasingly Catheter must target the administrators in integrated delivery networks. To accomplish this, Catheter intends to:

•

Develop initial users that demonstrate clinical and economic benefits and support studies which provide evidence of tangible benefits to prospective customers, such as procedural success, patient complications and reduced procedure times.

•	Collaborate with clinical thought leaders to establish clinical techniques, evolve Catheter’s product features and demonstrate enhanced capabilities to broaden the appeal of VIVO.
•

Expand Catheter’s FDA clearance to market Catheter’s products for additional procedure types.  In Europe, Catheter is cleared for pre-procedural planning in all types of hearts and procedures.  In the US, Catheter will seek clearance for ischemic hearts to broaden the indications for use of our products, which can expand clinical demand.

•	Enhance the design, user utility and clinical capability of VIVO through further product development and collaboration with clinical users.
•

Seek to engage collaboration with larger market participants and their larger sales force coverage to integrate the prospecting, sale and support of Catheter’s products in conjunction with other products used in electrophysiology procedures.

•	Opportunistically identify acquisitions to enhance Catheter’s enterprise scale, sales synergy and fixed cost coverage.
•	Seek to obtain codes for reimbursement from Medicare to broaden the appeal of using VIVO in the physician’s clinic.

Significant Investment in U.S. Sales Organization

Today, Catheter utilizes a mix of distribution partners (Europe), independent sales agents (US) specializing in EP products, and direct employees providing clinical support and product specialization.  In the U.S., the VIVO System and patches are currently sold by independent sales agents who call on electrophysiologists, lab staff and hospital administrators. This sales team qualifies appropriate prospective customers, and with support from Catheter’s direct clinical specialists they conduct product demonstrations, and support customer training and case usage.  In Europe, Catheter’s products are sold through distributors, supported by three full time and one part time contracted employees.

In addition, in both the US and Europe, Catheter has entered into a co-marketing agreement with Stereotaxis (“STX”). The goal is to leverage the compatibility of VIVO with their robotic system. STX customers are the same customers for VIVO, and VIVO provides their customers with an added tool to reduce procedure time.

For the immediate future, Catheter plans to continue marketing its products in the United States through regional sales agents who identify target prospective customers to educate, and demonstrate

Catheter’s products, leading to adoption and purchase of Catheter’s technology. Catheter will continue to use direct clinical specialists to provide training and ongoing clinical support.

In the future, Catheter intends to market Catheter’s products in the United States and certain International markets using a combination of a direct sales force and independent distributors.  This may require Catheter to make a significant investment building Catheter’s U.S. commercial infrastructure and sales force and in recruiting and training Catheter’s sales representatives and clinical specialists for U.S. commercialization of VIVO.  This is a lengthy process that requires recruiting appropriate sales representatives, establishing a commercial infrastructure in the United States, and training Catheter’s sales representatives, and will require significant ongoing investment by us.  Following initial training, Catheter’s sales representatives typically require lead time in the field to grow their network of accounts, coordinate their sales efforts with each hospital’s capital budgeting and acquisition cycle and produce sales results. Successfully recruiting and training a sufficient number of productive sales representatives is required to achieve growth at the rate Catheter desires.

Marketing and market development activities will target increasing Catheter’s product usage and expanding the applications of VIVO into the physician clinic and not just hospitals by employing a reimbursement specialist to provide reimbursement for VIVO in different settings.

Outside the United States, Catheter will continue to foster additional key partner relationships with distributors who will market, sell and support its products.

In addition, Catheter believes there are opportunities to offer additional complementary products through Catheter’s sales and marketing channels that would enhance the productivity of Catheter’s sales force and provide additional scale to Catheter’s revenue, better covering fixed operating costs.

VIVO License Agreements

On May 1, 2016, Catheter entered into a certain Software and Technology license agreement with PEACS, NV, a Netherlands company (“PEACS”), for the exclusive worldwide license of the underlying technology to its VIVO product, including intellectual property rights and patent applications pertaining thereto.  The license was for use of the technology for the field of use defined as “the localization of the origin of cardiac activation for the electrophysiology treatment and/or detection of cardiac arrhythmias.”  In consideration for the license, Catheter issued to PEACS 300,000 shares of Catheter’s common stock.  The license agreement called for Catheter to pay for the prosecution and maintenance of patents to protect the technology.

Simultaneously with the execution of the license agreement, Catheter also entered into a Consulting agreement, which called for PEACS to continue in the development of the technology, with monthly payments aggregating $1,512,000 over three years.

In May, 2021, the Software and Technology License Agreement was modified to modify the field of use specifically exclude the use of clinical applications for the implanting of atrial or ventricular pacemakers, including bi-ventricular pacemakers.  As part of the modification, Catheter and PEACS agreed to settle certain differences between them, including amounts due under the consulting agreement.  A final payment of $375,000 was paid by Catheter for services under the Consulting Agreement, and the

Consulting Agreement was cancelled and terminated.  PEACS paid Catheter $200,000 for certain intellectual property rights to methods and systems for cardiac resynchronization.

Royalty Agreements

In February 2022 Catheter agreed to a royalty agreement for a design from a third party individual for a device which could be used for the closure of wound openings created by a physician for the insertion of catheters or other instruments into the body (the “Surgical Vessel Closing Pressure Device”).  Catheter has since filed a provisional application with the US Patent and Trademark Office, covering the idea assigned to Catheter.  Catheter has agreed to pay a royalty fee of 5% on net sales up to $1 million, reducing thereafter to 2% of net sales up to a total of $10 million in royalties.  Royalty payments end on revenues through February 28, 2032, regardless if the total of $10 million has been paid.

If the Merger closes, additional royalty rights (the “Royalty Rights”) with respect to the Surgical Vessel Closing Pressure Device are expected to be granted to the holders (the “Noteholders”) of Catheter’s currently outstanding convertible promissory notes (the “Notes”) in exchange for forgiveness of the interest that has accrued under those notes but remains unpaid, pursuant to the terms of certain Debt Settlement Agreements expected to be entered into in connection with the Merger.  The agreements provide for the Noteholders to receive, in the aggregate, 12% of the Net Sales, if any, of the Surgical Vessel Closing Pressure Device, to be allocated proportionately among the Noteholders based upon the amount of accrued but unpaid interest owing to each.  David A. Jenkins, Catheter’s Chairman of the Board and CEO, and his affiliates will receive 11.77%, and a trust established by one of Catheter’s directors will receive .05%.  For further information regarding the Notes, see below “Comparison of the Six Months Ended June 30, 2021 and 2022 -- Convertible Promissory Notes – Related Parties and Derivative Liability” and “Liquidity and Capital Resources.”

Investment in Research and Development

Research and development expense primarily consists of salaries, product development, third-party contractors, and materials as well as costs related to obtaining regulatory approvals.

For the years ended December 31, 2021 and 2020, Catheter recorded research and development expenses of $422,354 and $686,136, respectively. Included in research and development costs for the year ended December 31, 2020 was an accrual of approximately $250,000 related to the PEACS license. During 2020, Catheter employed one full time and one part time product development employee.  During 2021, Catheter shifted its product development activities to a third party consulting group.

Catheter intends to continue investing resources in research and development in the future to facilitate the use of the VIVO System by developing product enhancements to improve product performance and patient outcomes, and enhance the physician and patient experience, and to build and maintain Catheter’s patient registry.

VIVO Manufacturing

VIVO manufacturing, inventory and product fulfillment is housed in Catheter’s 3,000 square feet headquarters office in Mt. Olive, NJ.  This facility has one full time employee for fulfillment and other administrative activities and one part-time consultant who oversees manufacturing and quality objectives.

The VIVO software is installed on an off the shelf laptop which meets product specifications pertaining to graphics cards, storage, and screen size. The VIVO system also comes with an off the shelf 3D camera, RealSense™, purchased from Intel.

The VIVO Positioning Patches are a disposable component that is single use and required to be used on each patient at the time the 3D image is taken. This product is manufactured by a third party and shipped to Catheter’s facility.

Comparison of the Six Months Ended June 30, 2021 and 2022

Revenue, Cost of Sales and Gross Profit

	For the Six Months Ended June 30,
	2021	2022
Revenue	$33,821	$132,337
Cost of sales	4,874	8,242
Gross profit	$28,947	$124,095

Revenue

Revenue is generated from the sales of our VIVO System, software upgrades and single use disposable patches directly to hospitals and to our international distributors.  Revenue for the six months ended June 30, 2022 increased by $98,516 from $33,821 to $132,337 as we initiated a limited market release of VIVO in the US during 2021.

	For the Six Months Ended June 30,
Revenue by Type	2021	2022
Net sales from sale of hardware	$33,821	$110,527
Net sales from sale of software	-	21,810
Net sales from software upgrades	-	-
Total Net Sales	$33,821	$132,337

Cost of Sales

Cost of Sales for the six months ended June 30, 2022 increased by $3,368 from $4,874 to $8,242.  The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the six months ended June 30, 2022 increased by $95,148 from $28,947 to $124,095 due to increased sales.  Given our limited operations and the use of outside vendors, Catheter is able to operate with low fixed overhead costs.  We believe we will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

Our operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense.  Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. We expect operating expenses to increase in absolute dollars as we grow our business.

	For the six months ended June 30,
	2021	2022

General and Administrative Expense	$658,922	$723,525
Research and Development Expense	146,535	114,829
Sales and Marketing Expense	472,242	614,288
Total Operating Expense	$1,277,699	$1,452,642

General and Administrative Expense

General and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for our administrative personnel that support our general operations, such as information technology, executive management and financial accounting.  It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the six months ended June 30, 2022 increased by $64,603 from $658,922 to $723,525.  The increase was attributable to higher legal, audit and professional accounting fees and by higher salary expense.

Research and Development Expense

Research and development costs are expensed as incurred.  Research and development expense consist of costs of technology licenses, third-party software development consultants, engineering supplies and materials.  Research and development expense also include costs related to our clinical and quality and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the six months ended June 30, 2022 decreased by $31,706 from $146,535 to $114,829.  During the six months ended June 30, 2021, we charged to research and development expense approximately $17,000 of costs incurred with our third-party design engineering contractor related to the VIVO which were largely non-recurring in 2022.  During 2021, the Company incurred clinical study related costs of approximately $59,000 as compared to approximately $46,000 during 2022.

It is likely that we will incur increased clinical and regulatory related costs in 2022 and beyond, including costs associated with our post-market surveillance registry of our most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as we attempt to expand our approved indications for use.

Sales and Marketing Expense

Sales and marketing expense consist primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for our sales and marketing personnel and contractors in the U.S. and Europe.  It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the six months ended June 30, 2022 increased by $142,046 from $472,242 to $614,288.  The primary cause for the increase was an increase in headcount, travel, trade show and related expenses as we achieved limited commercialization of VIVO in the US and EU.

Other Income and Expense, Income Tax Benefit

	For the Six Months Ended June 30,
	2021	2022
Interest income	$25	$-
Interest expense	(1,361,315)	(1,537,043)
Gain on Forgiveness of PPP loan	200,000	-
Gain on transfer of intangible assets	200,000	-
Change in fair value of derivative liability	(22,664)	(57,232)
Loss on Foreign currency transaction	(2,146)	(6,623)
	$(986,100)	$(1,600,898)

Interest Expense

The aggregate balance of the Company’s convertible promissory notes (the “Notes”), including amounts payable to officers, directors and stockholders of the Company is $25,465,000 at June 30, 2022.  The notes accrue interest at a rate of 12% per year that is payable in cash upon maturity.  During the six months ended June 30, 2022, the Company recorded interest expense of $1,537,043 on these notes as compared to $1,361,315 during the six months ended June 30, 2021.  Interest expense increased due to increased borrowing under the notes.

Accrued but unpaid interest on the notes at June 30, 2022 was $12,546,716.

Forgiveness of PPP loan

On April 30, 2020, the Company received approximately $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the six months ended June 30, 2021.

Gain on transfer of intangible assets

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerns the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the six months ended June 30, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

In March 2017, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Note are due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,920,000 in cash proceeds which was received by the Company for the year ended December 31, 2020.

In 2021, the related party holder of Convertible Promissory Note One provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021.

During the six months ended June 30, 2022 , the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds which was received by the Company for the six months ended June 30, 2022.  All monies due pursuant to the Note are due and payable on demand.

The Notes provide that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.  The Notes also provide that upon a Change in Control, the Notes will either become due and payable in full prior to closing, or will convert into Company common stock or other securities on terms and conditions agreed upon by the Company and the requisite purchasers.

Upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of the Company's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes as of June 30, 2022 and December 31, 2021.  At June 30, 2022 and December 31, 2021, the fair value of the derivative liability was $1,182,000 and $1,057,000, respectively.  The Company recorded a loss related to the increase in fair value of the derivative liability of $57,232 and $22,664 for the six months ended June 30, 2022 and 2021, respectively.  Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $53,336 for the six months ended June 30, 2022 and 2021, respectively.

If and when the Merger closes, the Notes are expected to be discharged pursuant to the terms of the Debt Settlement Agreements as further described below under “Liquidity and Capital Resources.”

Comparison of the Years Ended December 31, 2020 and 2021

Revenue, Cost of Revenue and Gross Loss

	2020	2021
Revenue	$48,103	$148,569
Cost of sales	3,160	9,633
Gross profit	$44,943	$138,936

Revenue

Revenue is generated from the sales of Catheter’s VIVO System and single use disposable patches directly to hospitals and to Catheter’s international distributors.  Revenue for the year ended December 31, 2021 increased by $100,466 from $48,103 to $148,569 as Catheter initiated a limited market release of VIVO in the US.  All of Catheter’s sales are denominated in U.S. dollars.

Cost of Sales

Cost of Sales for the year ended December 31, 2021 increased by $6,473 from $3,160 to $9,633.  The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the year ended December 31, 2021 increased by $93,993 from $44,943 to $138,936.  Given Catheter’s limited operations and the use of outside vendors, Catheter is able to operate with low fixed overhead costs.  Catheter believes it will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

Catheter’s operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense.  Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. Catheter expects operating expenses to increase in absolute dollars as Catheter’s business grows.

	2020	2021

General and Administrative Expense	$1,302,972	$1,118,565
Research and Development Expense	686,136	422,354
Sales and Marketing Expense	821,163	1,109,593
Total Operating Expense	$2,810,271	$2,650,512

General and Administrative Expense

General and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for Catheter’s administrative personnel that support Catheter’s general operations, such as information technology, executive management and financial accounting.  It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the year ended December 31, 2021 decreased by $184,407 from $1,302,972 to $1,118,565.  The decrease was partly attributable to lower G&A salaries and lower legal and professional accounting fees.

Research and Development Expense

Research and development costs are expensed as incurred.  Research and development expense consists of costs of technology licenses, third-party software development consultants, engineering supplies and materials.  Research and development expense also includes costs related to Catheter’s clinical and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the year ended December 31, 2021 decreased by $263,782 from $686,136 to $422,354. During 2021, Catheter charged to research and development expense approximately $87,000 of costs incurred with Catheter’s third-party design engineering contractor related to the VIVO.  During 2020, Catheter employed one full time and one part time R&D engineer. Additionally, 2020 included $375,000 of expense accrued for the PEACS license which did not recur in 2021.

It is likely that Catheter will incur increased clinical and regulatory related costs in the remainder of 2022 and beyond, including costs associated with Catheter’s post-market surveillance registry of Catheter’s most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as Catheter attempts to expand its approved indications for use.

Sales and Marketing Expense

Sales and marketing expense consist primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for Catheter’s sales and marketing personnel and contractors in the U.S. and Europe.  It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the year ended December 31, 2021 increased by $284,430 from $821,163 to $1,109,593.  The primary cause for the increase was an increase in headcount, and travel and related expenses for Catheter’s EU based employees as Catheter achieved limited commercialization of VIVO in Europe.

Other Income and Expense, Income Tax Benefit

	2020	2021
Interest income	$74	$35
Interest expense	(2,636,638)	(2,828,393)
Forgiveness of PPP loan	-	200,000
Gain on transfer of intangible assets	-	200,000
Change in fair value of derivative liability	2,951,736	(43,437)
Loss on Foreign currency transaction	(623)	(6,337)
	$(45,451)	$(2,478,132)

Interest Expense

The aggregate balance of Catheter’s convertible promissory notes, including amounts payable to officers, directors and stockholders of Catheter was $23,985,000 at December 31, 2021.  The notes accrue interest at a rate of 12% per year that is payable in cash.  Accrued but unpaid interest on the notes at December 31, 2021 was $11,077,041.

Forgiveness of PPP loan

On April 30, 2020, Catheter received approximately $200,000 in loan proceeds from the Payroll Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds was restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. Catheter submitted the application for forgiveness of the PPP loan on November 4, 2020. During the year ended December 31, 2021 Catheter received forgiveness for the entire amount of principal and accrued interest of the PPP loan. Catheter recorded a gain for the loan proceeds forgiven within other income for the year ended December 31, 2021.

Gain on transfer of intangible assets

In May 2020, Catheter received a Summons to appear before the District Court of the Hague in a matter brought against Catheter by PEACS B.V. The dispute concerned the ownership of one of Catheter’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, Catheter and PEACS B.V. settled the outstanding litigation. As part of the settlement, Catheter agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to Catheter for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, Catheter paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the year ended December 31, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

In March 2017, Catheter issued convertible promissory notes (the “Notes”) to four shareholders of Catheter (See Note 13) for an aggregate principal amount of $10,410,000. The notes bear interest at a rate of 12% per annum and matured on December 31, 2017 (“Maturity Date”). Upon the Maturity Date, the four shareholders extended all terms related to the Notes. Any new monies provided under the Notes were also made pursuant to the same terms and, effective January 1, 2018, all monies due pursuant to the Notes were due and payable on demand.

In 2020, the related party holder of Convertible Promissory Note One, provided Catheter with an additional $2,920,000 in cash proceeds which was received by Catheter for the year ended December 31, 2020.

In 2021, the related party holder of Convertible Promissory Note One, provided Catheter with an additional $2,350,000 in cash proceeds which was received by Catheter for the year ended December 31, 2021.

During the six months ended June 30, 2022, the related party holder of Convertible Promissory Note One provided the Company with an additional $1,480,000 in cash proceeds which was received by the Company for the six months ended June 30, 2022. All monies due pursuant to the Notes are due and payable on demand.

The Notes contain additional conversion features, including that upon the closing of Catheter’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note shall convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.  The Notes also provide that upon a Change in Control, the Notes will either become due and payable in full prior to closing, or will convert into Company common stock or other securities on terms and conditions agreed upon by the Company and the requisite purchasers.

Under the Next Financing conversion provision, upon closing, the Notes settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder receives at settlement does not vary with the value of Catheter's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). Catheter evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

The embedded put features are separately measured at fair value, with changes in fair value recognized in current operations. Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Notes and as of December 31, 2021 and December 31, 2020. The original values of the embedded put features were recorded as a debt discount to the Notes which has been fully amortized as non-cash interest expense during the year ended December 31, 2017. At December 31, 2021 and December 31, 2020, the fair value of the derivative liability was $1,057,000 and $910,000, respectively. Catheter recorded a loss related to the increase in fair value of the derivative liability of $43,437 and a gain related to the decrease in fair value of the derivative liability of $2,591,736 for the years ended December 31, 2021 and 2020, respectively. Catheter recorded a debt discount to the Notes which were fully amortized as non-cash interest expenses of $103,563 and $226,736 for the years ended December 31, 2021 and 2020, respectively.

If and when the Merger closes, the Notes are expected to be discharged pursuant to the terms of the Debt Settlement Agreements as further described below under “Liquidity and Capital Resources.”

Liquidity and Capital Resources

Since Catheter’s incorporation, Catheter has received equity financing, debt financing through stockholders and grant monies from a non-profit foundation to develop the technology and pursue the regulatory approvals necessary to commercialize Catheter’s products in the United States and European Union (“EU”). The amount of equity investment in Catheter from its incorporation through June 30, 2022 was approximately $36 million. The amount of Convertible Promissory Notes issued through June 30, 2022 was approximately $25,465,000.  The amount of accrued and unpaid interest on these Notes at June 30, 2022 was approximately $12,546,000.

As of the date hereof, Catheter has incurred additional debt in the form of short-term, interest-free advances (the “Advances”) from Mr. Jenkins in the principal amount of $350,000, and expects that additional Advances will be required prior to consummating the Merger in order to continue operations.

Catheter expects to continue to incur net losses for the next several years and therefore require additional funding, which may include future equity and debt financings.  There is no guarantee that this financing can be obtained.

As noted above, if and when the Merger closes, it is anticipated that under the Debt Settlement Agreements, the Notes will be discharged and the interest accrued thereon forgiven as described. Under the terms of the Debt Settlement Agreements and the Merger Agreement, at closing the principal of the Notes would be converted into a right to receive shares of Ra common stock at the price specified by the Merger Agreement and described in more detail in the Form 8-K.  Outstanding interest accrued by unpaid would be forgiven in exchange for the Royalty Rights described above under “Royalty Agreements.”  The Advances are not included in the Debt Settlement Agreements and will not be so discharged.

As of June 30, 2022, Catheter had approximately $76,000 in cash and cash equivalents. As of December 31, 2021, Catheter had approximately $12,000 in cash and cash equivalents.

On March 31, 2022, the holders of a majority of the then outstanding shares of Preferred Stock, voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Common Stock as determined in accordance with the Certificate of Incorporation. All current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of preferred stock to common stock, and converted the outstanding balance including the March 31, 2022 liquidation preferences to common stock.

Net cash used in operating activities was approximately $1,411,000 for the six months ended June 30, 2022.  Net loss for the six months ended June 30, 2022 and 2021 was $2,929,000 and $2,235,000, respectively.

Net cash used in operating activities was approximately $2,654,000 for the year ended December 31, 2021. Net loss for the year ended December 31, 2021 and 2020 was approximately $4,990,000 and $2,811,000, respectively.

As of June 30, 2022, Catheter had an accumulated deficit of approximately $114,384,000, total outstanding convertible debt of $25,465,000, and total outstanding interest payable of approximately $12,547,000, which is due on demand. Catheter’s accumulated deficit as of December 31, 2021 was approximately $111,548,000.

Catheter has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product. Catheter is not in default of any covenants required by the lenders, however if such default should occur, the outstanding debt could become due and payable immediately. Catheter is unable to predict the extent of any future losses or when Catheter will become profitable, if at all. Catheter’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in our target markets.

Catheter’s strategic plans are to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. Catheter will be required to raise additional capital to pursue this strategy as well as to continue to support its operations at the current cash expenditure levels; however, Catheter cannot be certain that additional funding will be available on acceptable terms, or at all.  The Board has recommended approval of the Merger because it believes that the Merger will enhance Catheter’s ability to execute on these plans, and that the combined company will provide a better platform to actualize its vision.

To the extent that Catheter or the combined company raises additional funds by issuing equity securities, stockholders may experience significant dilution. Any debt financing, if available, may include potential dilutive instruments and include restrictive covenants that impact Catheter’s or any combined company’s ability to conduct business. If Catheter is unable to raise additional capital when required or on acceptable terms, Catheter may have to (i) significantly scale back its current operations and/or commercialization efforts or (ii) relinquish or otherwise dispose of rights to technologies or products on unfavorable terms.  As Catheter continues to incur losses, Catheter’s transition to profitability is dependent upon achieving a level of revenues adequate to support Catheter’s cost structure.  Catheter may never achieve such profitability, and unless and until doing so, it will be necessary for Catheter to attempt to raise additional capital, which may not be available or available on terms acceptable to us.  Although the Board believes that the proposed Merger will enhance the Company’s ability to execute on its plans, achieve profitability, and actualize its acquisition growth strategy, the combined company will remain subject to the foregoing risks.

Summary of Cash Flows

	For the year ended December 31,		For six months ended June 30,
	2020	2021	2021	2022

Cash used in operating activities	$(2,874,668)	$(2,653,522)	$(1,389,375)	$(1,410,514)
Cash used in investing activities	(9,132)	(24,072)	(2,856)	(12,431)
Cash provided by financing activities	3,120,000	2,350,000	1,250,000	1,480,000
Effect of Exchange Rate on cash	623	6,337	2,146	6,623
Net increase (decrease) in cash	$236,823	$(321,257)	$(140,085)	$63,676

Cash Used in Operating Activities

Net cash used in operating activities increased by $21,139 from $1,389,375 for the six months ended June 30, 2021 to $1,410,514 for the six months ended June 30, 2022.  The net loss for the six months ended June 30 2021 of $2,234,852 included an unfavorable change in the derivative liability related to the conversion feature of its Notes of $22,664, while the net loss of $2,929,445 recorded in for the six months ended June 30, 2021 included a unfavorable change in the fair value of derivative liability of $57,232.  During the six months ended June 30, 2021 and 2022, the Company incurred accrued but unpaid interest on its Notes Payable to related parties of $1,307,979 and $1,469,275, respectively, favorably impacting cash flow from operations.

Net cash used in operating activities decreased by $221,146 from $2,874,668 for the year ended December 31, 2020 to $2,653,522 for the year ended December 31, 2021.  The net loss in 2021 of $4,989,708 included an unfavorable change in the derivative liability related to the conversion feature of its Notes of $43,437 while the net loss of $2,810,779 recorded in 2020 included a favorable change in the fair value of derivative liability of $2,591,736.  The $2,591,736 non-cash variance in the change in fair value of the derivative liability represented the majority of the change in net loss for the years.  During the years ended December 31, 2020 and 2021, the Company incurred accrued but unpaid interest on its

Notes Payable to related parties of $2,409,903 and $2,724,830, respectively, favorably impacting cash flow from operations.

Cash flow from operating activities during the year ended December 31, 2021 were also impacted by the forgiveness of a $200,000 PPP loan and a $200,000 gain on the transfer of intangible assets.

Cash Used in Investing Activities

Cash used in investing activities was $2,856 and $12,431 during the six months ended June 30, 2021 and 2022, respectively.  These purchases are primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash used in investing activities increased by $14,940 from $9,132 during the year ended December 31, 2020 to $24,072 during the year ended December 31, 2021.  These purchases are primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash Provided by Financing Activities

Cash provided by financing activities of $1,480,000 and $1,250,000 during the six months ended June 30, 2022 and 2021, respectively, represented the proceeds of convertible promissory notes to related parties.

Cash provided by financing activities of $2,350,000 during the year ended December 31, 2021 represented the proceeds of a convertible promissory note to related parties of $2,350,000.

Cash provided by financing activities of $3,120,000 during the year ended December 31, 2020 represented the proceeds of a convertible promissory note to related parties of $2,920,000 and proceeds of $200,000 from a federal Paycheck Protection Program (“PPP loan”) which was subsequently forgiven in 2021.

Contractual Obligations and Commitments

Catheter has lease obligations consisting of operating leases, for Catheter’s principal offices which expire in 2022.  The following table summarizes Catheter’s contractual obligations, under both leases, as of June 30, 2022:

June 30, 2022	$26,200

Segment Information

Catheter operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Effects of Inflation

During the periods for which financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Foreign Currency Exchange Risk

Catheter uses the U.S. dollar as its functional currency, and initially measure the foreign currency denominated in assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

To date, Catheter has incurred minor foreign currency transaction realized gains and losses related to Catheter’s European activities.  As Catheter’s international operations grow, foreign currency exchange risk may become a factor and Catheter will reassess its approach to managing the risks relating to fluctuations in currency rates at that time.

Catheter does not believe that inflation and change in prices had a significant impact on Catheter’s results of operations for any periods presented in Catheter’s financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Catheter regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of warrant liabilities, valuation of derivative liabilities, share based compensation, and revenues. Catheter bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by Catheter may differ materially and adversely from Catheter’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Catheter follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the six months ended June 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The carrying amount of cash and accounts payable approximated fair value as they are short term in nature. The guidance in ASC 815, Derivatives and Hedging, requires that Catheter mark the value of Catheter’s preferred stock warrant liability to market and recognize the change in valuation in Catheter’s statements of operations each reporting period. Determining the warrant liability to be recorded requires Catheter to develop estimates to be used in calculating the fair value of the warrant. The fair value of preferred stock warrants issued were estimated based on a Black-Scholes model during the six months ended June 30, 2022 and 2021 and the year ended December 31, 2021 and 2020. The estimated fair value of the warrant and embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of Catheter's financial instruments, which includes the Level 3 liabilities:

	Fair value at June 30, 2022
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,182,000	$—	$—	$1,182,000
Total liabilities	$1,182,000	$—	$—	$1,182,000

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

Off-Balance Sheet Arrangements

Catheter does not have any off-balance sheet arrangements as such term is used in SEC Regulation S-K Item 303 during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, Catheter is not a party to any derivative contracts or synthetic leases.

Indemnification

Catheter has agreements whereby Catheter indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving, at Catheter’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware.

Stock-based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant.

Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Catheter Plan for the years ended December 31, 2021 and 2020, and for the six months ended June 30, 2022.

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at January 1, 2020	590,950	$1.20	6.10
Granted	—	$—	—
Cancelled	(125,980)	$0.39	—
Expired	(77,000)	$4.00	—
Outstanding at December 31, 2020	387,970	$0.47	5.94
Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00
Outstanding at December 31, 2021	1,139,000	$0.40	8.67
Vested options at December 31, 2021	499,707	$0.83	6.01
Granted
Granted	—	—	—
Cancelled	—	—	—
Expired	—	—	—
Outstanding at June 30, 2022	1,139,000	$0.40	8.43
Vested options at June 30, 2022	1,062,814	$0.56	8.41

The stock-based compensation expense for stock option awards was $6,421 and $353 for the year ended December 31, 2021 and 2020, respectively, respectively, and $2,973 and $1,788 for the six months ended June 30, 2022 and 2021, respectively.

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. 990,000 options were granted to employees during the year ended December 31, 2021, with a grant date fair value of $9,900. There were no grants during the year ended December 31, 2020. During the six months ended June 30, 2021, Catheter granted 990,000 options with a grant date fair value of $9,900. There were no grants during the six months ended June 30, 2022.

As of December 31, 2021, there was an aggregate of approximately $3,691 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 1.13 years. As of June 30, 2022, there was an aggregate of $718 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 2.34 years.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model for the years ended December 31, 2021 and 2020.

The risk-free interest rate assumption is based upon observed U.S. government security interest rates with a term that is consistent with the expected term of Catheter’s employee stock options.  The expected term is based on the average of the vesting period and contractual term of Catheter’s options. Catheter does not pay a dividend, and does not expect to pay a dividend in the foreseeable future.

	June 30, 2022	December 31, 2021

Fair value of common stock	$0.024	$0.024
Risk-free interest rate	.9% - 3.0%	.9% - 3.0%
Expected life remaining in years	1.83 – 6.50	1.83 - 6.50
Expected volatility	91% - 175%	91% - 175%
Expected Dividend yield	0%	0%

Due to a lack of a public market for Catheter’s Common Stock, Catheter utilized a public company peer group’s historical volatility to determine Catheter’s expected volatility for purposes of the Black-Scholes option pricing model.  Stock-based compensation expense is trued up periodically for actual forfeitures.

Dividends

Catheter does not pay a dividend on its common stock and is unlikely to pay one in the future.